UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2016 (June 7, 2016)

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GRAY TELEVISION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation)	001-13796 (Commission File Number)	58-0285030 (IRS Employer Identification No.)

4370 Peachtree Road, NE, Atlanta, GA 30319 (Address of Principal Executive Office)

Registrant’s telephone number, including area code (404) 504 - 9828

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 7, 2016, Gray Television, Inc. (the “Company”) issued a press release (the “Launch Press Release”) announcing that it had commenced an offering (the “Offering”) of $425.0 million in aggregate principal amount of the Company’s senior notes due 2026 (the “Notes”), pursuant to an exemption from the registration requirements under the Securities Act of 1933. The Notes will be the Company’s senior unsecured obligations and will be guaranteed by all of the Company’s existing, and certain future, subsidiaries.

A copy of the Launch Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Also on June 7, 2016, the Company issued a press release (the “Pricing Press Release”) announcing the upsizing and pricing of the Offering of Notes, to an aggregate Offering size of $500.0 million.

The Company intends to use a portion of the net proceeds from the Offering to repay the outstanding term loan entered into in February 2016 under the Company’s senior credit facility and to pay transaction related fees and expenses. The Company intends to use the remaining net proceeds from the offering for general corporate purposes, which may include, among other things, the repayment of other debt outstanding from time to time, capital expenditures, the financing of possible future business expansions and acquisitions, working capital and the financing of ongoing operating expenses and overhead.

A copy of the Pricing Press Release is attached hereto as Exhibit 99.2, and is incorporated by reference herein.

The information contained in this report shall not constitute an offer to sell or a solicitation of an offer to purchase any Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit
99.1	Press release dated June 7, 2016
99.2	Press release dated June 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAY TELEVISION, INC.
Date: June 7, 2016	By:	/s/ James C. Ryan
James C. Ryan Executive Vice President and Chief Financial Officer

EXHIBIT index

Number	Exhibit
99.1	Press release dated June 7, 2016
99.2	Press release dated June 7, 2016.